Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces First Quarter 2011 Financial Results

Indiana, PA., April 20, 2011 - First Commonwealth Financial Corporation (NYSE: FCF) today reported net income of $6.8 million, or $0.07 diluted earnings per share, for the first quarter ended March 31, 2011 compared to a net loss of $13.2 million, or $0.15 earnings per share, in the first quarter of 2010. The increase in net income was primarily the result of a lower provision for credit losses, a decrease in impairment losses on investments in pooled trust preferred collateralized debt obligations and lower noninterest expense.

John J. Dolan, President and Chief Executive Officer, stated, “We are pleased to report favorable earnings results for the first quarter. The credit cycle and economy have certainly become less volatile, but still remain challenging. Quality loan demand continues to be lackluster and we are wisely utilizing this time to strengthen our balance sheet, credit quality and operational infrastructure.”

Credit Quality

The provision for credit losses was $11.7 million for the first quarter ended March 31, 2011 as compared to $45.0 million in the prior year period. The significant components of the first quarter 2011 provision for credit losses included:

•	$1.6 million on a $9.7 million commercial real estate holding, primarily for office space, in western Pennsylvania.

•

$1.4 million on a condominium construction project in south Florida based upon an updated appraisal which showed a continuing decline in real estate values. This loan was placed into nonaccrual status in the third quarter of 2009 and is currently in the process of foreclosure.

•

$1.3 million for a participation loan secured by real estate in Ohio as a result of a new appraisal. The loan was moved to nonaccrual status in the second quarter of 2009 and currently has no outstanding balance.

•	$1.2 million on a $2.5 million commercial real estate development in western Pennsylvania.

•	$1.0 million on a $6.9 million retail strip development in western Pennsylvania that is secured by real estate.

For the quarter ended March 31, 2011, nonperforming loans were $140.5 million, an increase of $23.0 million from December 31, 2010. The significant relationships that were placed into nonperforming status were:

•	$9.7 million for the aforementioned western Pennsylvania office building complex loan that is experiencing vacancies.

•	$6.9 million on the aforementioned retail strip development in western Pennsylvania that was classified as a troubled debt restructured loan.

•	$3.1 million on a loan with a western Pennsylvania manufacturer that has filed for bankruptcy. The loan is primarily secured by real estate.

•	$2.5 million for the aforementioned commercial real estate development loan in western Pennsylvania.

These additions to nonperforming loans were partially offset by a $4.0 million land development loan in central Pennsylvania that was transferred to Other Real Estate Owned (“OREO”) as well as charge-offs to existing nonperforming loans. Nonperforming loans as a percentage of total loans were 3.45%, 2.79% and 3.64% for the periods ended March 31, 2011, December 31, 2010 and March 31, 2010, respectively.

During the first quarter of 2011, net charge-offs were $8.3 million compared to $7.9 million in the first quarter of 2010. The most significant loan charge-offs for the first quarter of 2011 included:

•	$1.6 million on the aforementioned commercial real estate development loan in western Pennsylvania due to receipt of new appraisal values.

•	$1.4 million on the aforementioned condominium construction project in south Florida. This loan currently has an outstanding balance of $4.0 million.

•	$1.3 million for the aforementioned participation loan secured by real estate in Ohio.

•

$0.7 million on a real estate construction loan in Kissimmee, Florida for condominiums. The original loan was placed into nonaccrual status in the second quarter of 2009. This loan has a current balance of $5.7 million.

The allowance for credit losses as a percentage of total loans outstanding was 1.83%, 1.69% and 2.58% for March 31, 2011, December 31, 2010 and March 31, 2010, respectively.

OREO acquired through foreclosure was $28.8 million at March 31, 2011; $17.9 million is related to a food manufacturing property and $4.0 million is related to the aforementioned land development loan in central Pennsylvania.

Net Interest Income and Net Margin

First quarter 2011 net interest income decreased $6.5 million, or 12%, compared to the first quarter of 2010 to $49.4 million, on a fully taxable equivalent basis. The decrease was a result of a $667.6 million decline in average interest-earning assets between the periods. Net interest margin was 3.87%, 3.86% and 3.87% for the three-month periods ended March 31, 2011, December 31, 2010 and March 31, 2010, respectively.

Significant changes to First Commonwealth’s balance sheet from March 31, 2010 to March 31, 2011 include:

•	A $683.9 million, or 67%, reduction in borrowings.

•

A decrease of $521.1 million, or 11%, in loans is the result of more disciplined underwriting guidelines concerning geography and size for commercial loans, the managing down of large credit relationships, generally weak borrower demand and planned decreases in residential real estate loans.

•

A $91.2 million, or 8%, decline in investment securities is primarily the result of matured securities not being replaced as the risk/reward for balance sheet leveraging activities has become less attractive in the current interest rate environment. An additional strategy was also implemented in the second quarter of 2010 that reduced the municipal securities portfolio exposure from $195.7 million at March 31, 2010 to $3.7 million at March 31, 2011.

•	Continued improvement in the mix of deposits, as a $166.5 million, or 6%, growth in lower costing transaction and savings deposits, partially offset a $188.8 million decrease in time deposits.

•

During the third quarter of 2010, First Commonwealth completed a successful public offering by issuing 18,543,750 shares of common stock. The net proceeds of $81.4 million will provide flexibility to capitalize on opportunities presented within our market area, as well as to support regulatory capital needs. First Commonwealth’s capital ratios for leverage, Total and Tier I at March 31, 2011 were 11.82%, 14.68% and 13.42%, respectively.

Dolan added, “Managing the risk profile of our balance sheet continues to be a strategic focus. Our pricing and underwriting guidelines will remain disciplined even as we continue to grow and deepen our customer relationships.”

Noninterest Income

Recognized net security gains (losses), including other-than-temporary impairment charges, were $0.6 million and $(2.3) million for the three-month periods ended March 31, 2011 and March 31, 2010, respectively. Gains for the first quarter 2011 were primarily the result of the sale of $6.4 million in single issue corporate securities and $42.5 million of municipal securities. The 2010 losses resulted primarily from other-than-temporary impairment charges on investments in pooled trust preferred collateralized debt obligations. First Commonwealth did not incur any other-than-temporary impairment charges in the first quarter of 2011 as a result of decreased deferral and default levels, as well as the effect of incorporating actual and projected cures of interest deferrals into the other-than-temporary cash flow analysis.

Noninterest income, excluding net security gains (losses), was essentially flat in the first quarter of 2011 compared to the same period last year. Increases of $0.5 million in card related interchange income, $0.2 million in trust income, $0.2 million in swap fee income and $0.1 million in income from bank owned life insurance were offset by decreases of $0.7 million in service charges on deposit accounts, as a result of new regulations and shifts in consumer behavior and $0.3 million in insurance and brokerage commissions, due to lower sales activity.

Noninterest Expense

Noninterest expense decreased $1.8 million, or 4%, in the first quarter of 2011 from the first quarter of 2010. The decrease is primarily related to $1.2 million in salaries and employee benefits due to reduced staffing levels and $0.7 million of reduced reserve for unfunded construction loan commitments.

Full time equivalent staff was 1,519 and 1,626 for the periods ended March 31, 2011 and 2010, respectively. The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (total revenue consists of net interest income, on a fully taxable equivalent basis, plus total noninterest income, excluding net impairment losses and net securities gains), was 66% for the quarter ended March 31, 2011 as compared to 62% during the same period in 2010. The increase in the efficiency ratio was primarily the result of the decrease in net interest income, partially offset by improved operating efficiencies.

Dolan commented, “Our bank-wide efficiency initiative, which launched at the beginning of this year, is making significant progress in offsetting the upward industry shift in operating expense resulting from added regulatory, compliance and credit cycle challenges. These efforts will remain a focus in 2011 as we explore additional opportunities for process improvements and better technology utilization.”

Conference Call

First Commonwealth will host a quarterly conference call to discuss its financial results for the first quarter of 2011 on Thursday, April 21, 2011 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-317-6789 or through our web page, http://www.fcbanking.com at our “Investor Relations” link. A replay of the call will be available approximately one hour following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.8 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. These risks and uncertainties include, among other things, the following: continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Law and other legal and regulatory changes; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk; and other risks and uncertainties described in our reports filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:

Media:

Susie Barbour

Media Relations Supervisor

724-463-5618

Investor Relations:

Robert E. Rout

Executive Vice President and Chief Financial Officer

724-349-7220

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FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands, except per share data)

	For the Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010
SUMMARY RESULTS OF OPERATIONS

Net interest income (FTE)(1)	$49,399	$51,743	$55,896
Provision for credit losses	11,703	8,000	45,020
Noninterest income	14,328	14,255	11,451
Noninterest expense	41,429	43,378	43,239
Net income	6,810	11,945	(13,168)

Earnings per common share (diluted)	$0.07	$0.11	($0.15)

KEY FINANCIAL RATIOS

Return on average assets	0.48%	0.80%	(0.83)%
Return on average shareholders’ equity	3.66%	6.32%	(8.17)%
Efficiency ratio(2)	65.60%	65.69%	62.06%
Net interest margin (FTE)(1)	3.87%	3.86%	3.87%

Book value per common share	$7.19	$7.15	$7.36
Tangible book value per common share(4)	5.61	5.57	5.42
Market value per common share	6.85	7.08	6.71
Cash dividends declared per common share	0.03	0.01	0.03

ASSET QUALITY RATIOS

Allowance for credit losses as a percent of end-of-period loans	1.83%	1.69%	2.58%
Allowance for credit losses as a percent of nonperforming loans	53.17%	60.63%	70.93%
Nonperforming loans as a percent of end-of-period loans	3.45%	2.79%	3.64%
Nonperforming assets as a percent of total assets	3.23%	2.72%	3.11%
Net charge-offs as a percent of average loans (annualized)	0.80%	2.07%	0.69%

CAPITAL RATIOS

Shareholders’ equity as a percent of total assets	13.08%	12.90%	9.98%
Tangible common equity as a percent of tangible assets(3)	10.52%	10.35%	7.55%
Leverage Ratio	11.82%	11.52%	8.68%
Risk Based Capital - Tier I	13.42%	12.97%	9.86%
Risk Based Capital - Tier II	14.68%	14.23%	11.11%

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	For the Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2010

INCOME STATEMENT
Interest income	$59,469	$63,363	$70,078
Interest expense	11,600	13,392	16,980

Net Interest Income	47,869	49,971	53,098
Taxable equivalent adjustment(1)	1,530	1,772	2,798

Net Interest Income (FTE)	49,399	51,743	55,896

Provision for credit losses	11,703	8,000	45,020

Net Interest Income after Provision for Credit Losses (FTE)	37,696	43,743	10,876

Changes in fair value on impaired securities	1,869	4,554	(1,517)
Non-credit related gains on securities not expected to be sold (recognized in other comprehensive income)	(1,869)	(4,597)	(1,233)

Net Impairment Losses	0	(43)	(2,750)

Net securities gains	577	10	420
Trust income	1,718	1,519	1,494
Service charges on deposit accounts	3,426	3,911	4,152
Insurance and retail brokerage commissions	1,562	1,041	1,862
Income from bank owned life insurance	1,357	1,396	1,257
Card related interchange income	2,800	2,764	2,320
Other income	2,888	3,657	2,696

Total Noninterest Income	14,328	14,255	11,451

Salaries and employee benefits	21,128	20,997	22,327
Net occupancy expense	3,732	3,522	3,893
Furniture and equipment expense	3,180	3,218	3,165
Data processing expense	1,424	1,389	1,437
Pennsylvania shares tax expense	1,178	1,473	1,057
Intangible amortization	390	390	657
Collection and repossession expense	1,316	1,504	923
Other professional fees and services	1,125	1,184	1,166
FDIC insurance	1,835	1,959	1,963
Other operating expenses	6,121	7,742	6,651

Total Noninterest Expense	41,429	43,378	43,239

Income (Loss) before Income Taxes	10,595	14,620	(20,912)
Taxable equivalent adjustment(1)	1,530	1,772	2,798
Income tax provision (benefit)	2,255	903	(10,542)

Net Income (Loss)	$6,810	$11,945	($13,168)

Shares Outstanding at End of Period	104,859,954	104,846,194	85,998,134
Average Shares Outstanding Assuming Dilution	104,623,518	104,527,683	85,029,748

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	March 31, 2011		December 31, 2010		March 31, 2010
BALANCE SHEET (Period End)

Assets
Cash and due from banks	$133,319		$69,858		$136,209
Securities	1,054,869		1,016,574		1,146,035
Net loans	3,999,592		4,146,854		4,476,684
Goodwill and other intangibles	164,943		165,332		166,708
Other assets	411,207		414,224		418,193

Total Assets	$5,763,930		$5,812,842		$6,343,829

Liabilities and Shareholders’ Equity
Noninterest-bearing demand deposits	$733,731		$706,889		$639,184
Interest-bearing deposits	3,896,237		3,910,963		4,013,085
Total borrowings	335,085		392,359		1,019,029
Other liabilities	45,182		52,854		39,452
Shareholders’ equity	753,695		749,777		633,079

Total Liabilities and Shareholders’ Equity	$5,763,930		$5,812,842		$6,343,829

	For the Three Months Ended
	March 31, 2011	Yield/ Rate	December 31, 2010	Yield/ Rate	March 31, 2010	Yield/ Rate
NET INTEREST MARGIN (Quarterly Averages)

Assets
Loans (FTE)(1)	$4,171,083	5.09%	$4,295,788	5.15%	$4,635,712	5.17%
Securities (FTE)(1)	1,011,873	3.48%	1,018,254	3.66%	1,214,850	4.62%

Total Interest Earning Assets (FTE)(1)	5,182,956	4.77%	5,314,042	4.86%	5,850,562	5.05%
Noninterest-earning assets	589,106		586,316		577,904

Total Assets	$5,772,062		$5,900,358		$6,428,466

Liabilities and Shareholders’ Equity
Interest-bearing demand and savings deposits	$2,451,962	0.35%	$2,494,262	0.43%	$2,325,621	0.66%
Time deposits	1,471,492	2.05%	1,505,369	2.19%	1,639,524	2.43%
Short-term borrowings	172,440	0.43%	173,227	0.45%	921,496	0.38%
Long-term borrowings	185,142	4.12%	214,362	4.06%	234,082	4.41%

Total Interest-Bearing Liabilities	4,281,036	1.10%	4,387,220	1.21%	5,120,723	1.34%
Noninterest-bearing deposits	687,041		712,466		618,177
Other liabilities	48,587		51,144		35,780
Shareholders’ equity	755,398		749,528		653,786

Total Noninterest-Bearing Funding Sources	1,491,026		1,513,138		1,307,743

Total Liabilities and Shareholders’ Equity	$5,772,062		$5,900,358		$6,428,466

Net Interest Margin (FTE)(1)		3.87%		3.86%		3.87%

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED FINANCIAL DATA

Unaudited

(dollars in thousands)

	March 31, 2011	December 31, 2010	March 31, 2010
ASSET QUALITY DETAIL

Nonperforming Loans:

Loans on nonaccrual basis	$128,740	$116,151	$166,779
Troubled debt restructured loans	11,724	1,336	609

Total Nonperforming Loans	140,464	117,487	167,388
Other real estate owned (“OREO”)	28,768	24,700	23,191
Nonaccrual securities at fair value	17,214	15,823	6,553

Total Nonperforming Assets	$186,446	$158,010	$197,132
Loans past due in excess of 90 days and still accruing	$15,202	$13,203	$13,371
Nonperforming loans as a percentage of total loans, plus OREO	3.42%	2.77%	3.62%
Allowance for credit losses	$74,678	$71,229	$118,725
Provision for credit losses (quarter-to-date)	11,703	8,000	45,020

Net Charge-offs:

Commercial, financial, agricultural and other	$856	$19,205	$778
Real estate - construction	4,999	109	3,713
Real estate - commercial	690	598	962
Real estate - residential	1,085	1,455	1,522
Loans to individuals	624	1,050	959

Net Charge-offs (quarter-to-date)	$8,254	$22,417	$7,934

Net charge-offs as a percentage of average loans outstanding (annualized)	0.80%	2.07%	0.69%
Provision for credit losses as a percentage of net charge-offs	141.79%	35.69%	567.43%

	March 31, 2011	December 31, 2010	March 31, 2010

RECONCILIATION OF NON-GAAP MEASURES

(1)  Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.

(2)  Efficiency ratio is “total noninterest expense” as a percentage of total revenue. Total revenue consists of “net interest income, on a fully taxable equivalent basis,” plus “total noninterest income,” excluding “net impairment losses” and “net securities gains.”

Tangible Equity:

Total shareholders’ equity	$753,695	$749,777	$633,079
Less: intangible assets	164,943	165,332	166,708

Tangible Equity	588,752	584,445	466,371
Less: preferred stock	0	0	0

Tangible Common Equity	$588,752	$584,445	$466,371

Tangible Assets:
Total assets	$5,763,930	$5,812,842	$6,343,829
Less: intangible assets	164,943	165,332	166,708

Tangible Assets	$5,598,987	$5,647,510	$6,177,121

(3)Tangible Common Equity as a percentage of Tangible Assets	10.52%	10.35%	7.55%

Shares Outstanding at End of Period	104,859,954	104,846,194	85,998,134
(4)Tangible Book Value Per Common Share	$5.61	$5.57	$5.42

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.